Exhibit 10.2

MUTUAL RELEASE AND WAIVER AGREEMENT

This Mutual Release and Waiver Agreement (this “Agreement”) is entered into as of May 31, 2013, by and between Advanced Cell Technology, Inc. , a Delaware corporation (“ACT”) and JMJ Financial (“JMJ”) as with respect to certain prior contractual arrangements between the parties.

ACT Release. ACT hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of JMJ and its subsidiaries and any other person, firm, partnership, officer, director, attorney, company or corporation now, previously, or hereafter affiliated with any of the above, (collectively, the “JMJ Releasees”) from any and all claims, obligations, damages, and liabilities, in law or equity, whether or not known, suspected or claimed, direct or indirect, fixed or contingent, whether now existing or hereafter arising that any party may assert against the JMJ Releasees, including, without limitation, arising out of, or in any way related to or connected with that certain Convertible Promissory Note between ACT and JMJ (the "Note") (the “ACT Released Claims”).

JMJ Release. JMJ hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of ACT and its subsidiaries and any other person, firm, partnership, officer, director, attorney, company or corporation now, previously, or hereafter affiliated with any of the above, (collectively, the “ACT Releasees”) from any and all claims, whether or not known, suspected or claimed, direct or indirect, fixed or contingent, whether now existing or hereafter arising that any party may assert against the ACT Releasees, including, without limitation, arising out of, or in any way related to or connected with the Note (the “JMJ Released Claims”).

Each party represents, warrants and acknowledges that it has been fully advised of the terms of Section 1542 of the Civil Code of the State of California, and hereby expressly waives the benefits thereof and any rights such party may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each party also hereby waives the benefits of, and any rights such party may have under, any statute or common law principle of similar effect in any jurisdiction.

This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties with respect to the matters contained in this Agreement. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach. The parties agree to execute such other documents and instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of the conflict of laws. Any legal action or proceeding with respect to the Agreement must be brought in the courts of the County of Los Angeles, California. The parties have been advised to, and have had the opportunity to, seek independent counsel before executing this Agreement.

JMJ Financial	Advanced Cell Technology, Inc.

/s/ Justin Kenner	/s/ Gary Rabin
Name: Justin Kenner	Name: Gary Rabin
Title: Principal and Portfolio Mgr.	Title: President and CEO